As filed with the Securities and Exchange Commission on April 24, 2003

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OXIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1620407
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6040 N. Cutter Circle, Suite 317 Portland, Oregon	97217-3935
(Address of principal executive offices)	(Zip Code)

OXIS INTERNATIONAL, INC. 1994 STOCK INCENTIVE PLAN

(Full title of the plan)

Sharon Ellis

Chief Financial and Operations Officer

OXIS International, Inc.

6040 N. Cutter Circle, Suite 317

Portland, OR 97217-3935

(503) 283-3911

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $0.001 par value	2,000,000 shares	$260,000	$21.00

(1)	This filing registers an additional 2,000,000 shares of the Company’s Common Stock reserved for issuance under the Company’s 1994 Stock Incentive Plan (the “Plan”), for which three Form S-8 Registration Statements previously were filed (Registration No. 33-64451 for 240,000 shares, giving effect to a 1998 1 for 5 reverse split, Registration No. 333-32132 for 1,125,000 shares, and Registration No. 333-54600 for 885,000 shares).

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the bid and asked price of OXIS International, Inc. Common Stock on the OTC Bulletin Board as of April 21, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part 1 of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 for the purpose of registering additional securities of the same class for which a registration statement on Form S-8 relating to the same benefit plan is effective.

Item 3.    Incorporation of Documents by Reference.

There are hereby incorporated by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):

1. The contents of the Registrant’s Registration Statements on Form S-8, Registration No. 33-64451, Registration No. 333-32132, and Registration No. 333-54600, and exhibits thereto, are hereby incorporated by reference into this Registration Statement, except as the same may be modified by the information set forth herein.

2. The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2002, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6.    Indemnification of Officers and Directors.

The Company has the power, pursuant to Section 102(7) of the Delaware General Corporation Law, to limit the liability of directors of the Company for certain breaches of fiduciary duty and, pursuant to Section 145 of the Delaware General Corporation Law, to indemnify its officers and directors and other persons for certain acts.

The Company’s Restated Certificate of Incorporation includes the following provisions:

“A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.”

“The Company shall indemnify any and all persons whom it has the power to indemnify pursuant to the General Corporation Law of Delaware against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may at the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any expense, judgment, fine amount paid in settlement or other liability, whether or not the Company would have the power to so indemnify such person under the General Corporation Law of Delaware.”

Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the director’s duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend or any unlawful stock purchase agreement or redemption.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

The Company has purchased and maintains an insurance policy covering the officers and directors of the Company with respect to certain liabilities arising under the Securities Act or otherwise.

Item. 8.    Exhibits.

Exhibit No.	Description

5.1	Opinion of Tonkon Torp LLP.

23.1	Consent of Counsel (included in Exhibit 5.1).

23.2	Consent of Williams & Webster, P.S, Independent Auditors.

24.1	Power of Attorney (see signature page).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, OXIS International, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on April 16, 2003.

OXIS INTERNATIONAL, INC.

By	/s/ Ray R. Rogers
Ray R. Rogers President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Ray R. Rogers and Sharon Ellis, and each of them, as his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys-in-fact, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacities	Date

/s/ Ray R. Rogers Ray R. Rogers	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Director)	April 16, 2003

/s/ Sharon Ellis Sharon Ellis	Chief Financial and Operations Officer (Principal Financial and Accounting Officer)	April 16, 2003

/s/ Richard A. Davis Richard A. Davis	Director	April 16, 2003

/s/ Marvin S. Hausman Marvin S. Hausman	Director	April 16, 2003

/s/ Stuart S. Lang Stuart S. Lang	Director	April 16, 2003

/s/ William. G. Pryor William G. Pryor	Director	April 16, 2003

/s/ Timothy C. Rodell Timothy C. Rodell	Director	April 16, 2003

/s/ Thomas M. Wolf Thomas M. Wolf	Director	April 16, 2003

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Tonkon Torp LLP

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Williams & Webster, P.S, Independent Auditors

24.1	Power of Attorney (see signature page)